Exhibit A

AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock, $0.001 par value per share, of CytoDyn Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit A to such Schedule 13D. In evidence thereof, the undersigned hereby execute this agreement this 26th day of November, 2018.

November 26, 2018
(Date)
/s/ Richard G. Pestell, M.D., Ph.D.
Richard G. Pestell, M.D., Ph.D.

PROSTAGENE, LLC

By:	/s/ Richard G. Pestell, M.D., Ph.D.
Name: Richard G. Pestell, M.D., Ph.D.
Title: Chief Executive Officer